Exhibit 32.2

In connection with the Quarterly Report of Downside Up, Inc. (the “Company”) on Form 10-QSB for the period ending July 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (“Report”), I, Angelo Luca, Vice-President of the Company, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Dated: September 24, 2007

/s/ Angelo Luca
Angelo Luca Vice-President